Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Seeks to Amend Senior Secured Credit Facility to Waive Prepayment Associated with Subsidiary Sale

Carmel, Ind., May 19, 2014 - CNO Financial Group, Inc. (NYSE: CNO) today announced that it is seeking to amend its senior secured credit facility to waive the requirement that the net proceeds in excess of $125 million to be received from the sale of Conseco Life Insurance Company be used to prepay amounts outstanding under CNO’s senior secured credit facility. The facility consists of (i) a $250 million four-year term loan which currently has an outstanding principal balance of $175 million, and (ii) a $425 million six-year term loan which currently has an outstanding principal balance of approximately $394 million. The sale of Conseco Life Insurance Company is expected to close mid-year 2014.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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